Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – April 7, 2006

DATALINK ANNOUNCES RECIEPT OF NASDAQ LETTER DETERMINING THAT THE
COMPANY HAS REGAINED COMPLIANCE

MINNEAPOLIS – April 10, 2006 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, announced today that it has received a letter from the Nasdaq Stock Market determining that the company has regained compliance with NASD rules requiring it to have a majority of independent directors.The company had received a letter of non-compliance on March 13, 2006 as result of the company’s notification to the Nasdaq that Gregory T. Barnum, an independent director of the company, resigned his directorship in connection with being named as the company’s vice president of finance and CFO on March 8, 2006. As a result of his resignation, the company’s board no longer had a majority of independent directors as required by NASD Marketplace Rule 4350(c)(1).

Effective April 3, 2006, Brent G. Blackey, an independent director, was elected to Datalink’s board of directors to fill a newly created vacancy created by the resignation of Mr. Barnum. Upon Mr. Blackey’s election, the company’s board now consists of a majority of independent directors as defined by NASD Marketplace Rule 4200.

Datalink Corporation is an information storage architect. The company analyzes, designs, implements, and supports information storage infrastructures that store, protect and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software and technical services.

# # #

Company contacts:

Investor Relations:	Analyst Contact:
Kim Payne	Greg Barnum
Investor Relations Coordinator	CFO
Phone: 952-279-4794	Phone: 952-944-3462
Fax: 952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com